Exhibit 10.31

Amendment

to the CVS Caremark Corporation

Amended and Restated Employment Agreement for Larry Merlo

This Amendment to the CVS Caremark Corporation Amended and Restated Employment Agreement for Larry Merlo (the “Agreement”) is made and entered into as of December 21, 2012 between CVS Caremark Corporation (the “Company”) and Larry Merlo (the “Executive”).

WHEREAS, the Management, Planning and Development Committee of the Board of Directors of the Company believes it is necessary and desirable to make certain changes to the Agreement in connection with the benefits to be provided to the Executive in the event of a pending or actual change in control of the Company; and

WHEREAS, Section 22 of the Agreement allows for the amendment of the Agreement pursuant to an agreement in writing signed by the Executive and an authorized officer of the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows, effective as of the date of this Amendment unless otherwise noted:

1.                                      As of December     , 2012, Subsection (a) of Section 3, Position, Duties and Responsibilities, of the Agreement shall be revised to read as follows:

“(a) Generally. Executive shall serve as the President and Chief Executive Officer of the Company.  Executive shall have and perform such duties, responsibilities, and authorities as shall be specified by the Company from time to time and as are customary for a President and Chief Executive Officer of a publicly held corporation of the size, type and nature of the Company as they may exist from time to time and as are consistent with such position and status.  Executive shall devote substantially all his business time and attention (except for periods of vacation or absence due to illness) and his best efforts, abilities, experience and talent to his position and the businesses of the Company.”

2.                                      The definition of “Constructive Termination Without Cause” in Section 10(c) of the Agreement shall be revised as follows:

(a)         Subsection (A) shall be revised to read:

“(A) an assignment of any duties to Executive which are materially inconsistent with his status as the President and Chief Executive Officer of the Company;”

(b)         Subsection (B) shall be revised to read:

“(B) a material decrease in Executive’s annual Base Salary or target annual cash incentive award opportunity;”

(c)          The final paragraph of the current definition of “Constructive Termination Without Cause” shall be amended to add the following at the end thereof:

“, and Executive actually terminates his employment within 30 (thirty) days following the expiration of such 30 day cure period.”

3.                                      Subsection (k) of Section 10 shall be revised to read:

“(k)                           Subject to the provisions of Section 22(b), all payments to be made pursuant to this Section 10 upon the termination of employment of Executive shall be made or commence, as the case may be, within 75 days after Executive’s termination of employment provided, however, that is such 75-day period straddles the Executive’s tax years, the payments shall be paid or commence, as the case may be, in the second, rather than the first, of such tax years.”

4.                                      Section 17, Excise Tax Gross-Up, of the Agreement shall be deleted in its entirety and replaced with the following new Section 17:

“Change in Control Best Payments Determination.  In the event that the severance payments and benefits described in this Agreement (the “Severance Benefits” ) and in any other plan, arrangement or agreement with the Company or any affiliated company (together with the Severance Benefits, the “Total Benefits”) are payable to Executive in connection with a Change in Control and, if paid, could subject Executive to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding any other provision of this Agreement, the Company shall reduce the Severance Benefits (the “Benefit Reduction”) under this Agreement by the amount necessary to result in the Executive not being subject to the Excise Tax, if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to the Total Benefits being greater than it would be if no Benefit Reduction was effected.  For this purpose “Net After-Tax Amount” shall mean the net amount of Total Benefits that Executive is entitled to receive under this Agreement and any other plan, arrangement or agreement with the Company or any affiliated company after giving effect to all Federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax.  The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) prior to the occurrence of the Change in Control and such determination shall be binding on both Executive and the Company.  In the event it is determined that a Benefit Reduction is required, such reduction of items described in Section 10 above shall be done first by reducing:

in the event of a Termination Without Cause or Constructive Termination Without Cause prior to a Change in Control, cash severance determined in accordance with Section 10(c)(ii),10(c)(iii) and 10(c)(iv) and to the extent a further Benefit Reduction is necessary, then Severance Benefits will be reduced from the amounts determined in accordance with Section 10(c)(v) and 10(c)(vi);

in the event of a Termination Without Cause or Constructive Termination Without Cause following a Change in Control, cash severance determined in accordance with Section 10(e)(ii), 10(e)(iii) and 10(e)(iv) and to the extent a further Benefit Reduction is necessary, then Severance Benefits will be reduced from the amounts determined in accordance with Section 10(e)(v) and 10(e)(vi); and

in the event of a Termination upon Executive’s Approved Early Retirement or Normal Retirement, cash severance determined in accordance with Section 10(f)(ii), 10(f)(iii) and 10(f)(iv) and to the extent a further Benefit Reduction is necessary, then Severance Benefits will be reduced from the amounts determined in accordance with Section 10(f)(v);

all as determined by the Accounting Firm.”

5.                                      The follow language shall be added to the end of Subsection (b) of Section 22 of the Agreement:

“In addition, it is intended that this Agreement comply with the exemptions from Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with same.  Any payments hereunder that qualify for the exemptions under Code Section 409A for short-term deferrals, severance pay or any other exemption shall be paid under such applicable exemption.  In no event may Executive directly or indirectly designate the calendar year of any payment hereunder.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits to Executive that constitute nonqualified deferred compensation under Code Section 409A shall be made or provided in accordance with its requirements, including the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred or as otherwise required by Code Section 409A; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

6.                                      All other terms and conditions of the Agreement shall remain unchanged and in effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CVS Caremark Corporation

By:	/s/ Lisa G. Bisaccia
	Name:	Lisa G. Bisaccia
	Title:	Senior Vice President and Chief Human Resource Officer

Executive

/s/ Larry Merlo
Larry Merlo